EXHIBIT 10.4
                                  ------------
                         MANAGEMENT EMPLOYMENT AGREEMENT


This Agreement for Employment is made on this First day of August, 2002, by and between eTotalSource, Inc. (hereinafter referred to as "Employer") and Michael
J. Sullinger (hereinafter referred to as "Employee").

The Employer shall employ Employee subject to the following terms and conditions.

1. Employment for the above Employee shall commence on August 1, 2002.

2. The following duties and responsibilities shall be competently performed by
Employee: as Chief Operating Officer, responsible for the day to day operations of the Company, including but not limited to, oversight of the Human Resources Department, Shareholder Relations Department, Production Department, Maintenance and Purchasing Department and Shipping Department. In addition to the duties stated above, the Employee shall perform such further and other duties required by the Employer.

3. For the first year of this agreement or until such time as the Employer has been sufficiently funded or is earning sufficient revenues to support its operations, the Employee shall work Monday through Friday for a minimum of four hours per day between the hours between the hours of 7:30 A.M. and 5:00 P.M. and such additional hours as are required by the Employer for the Employee to competently perform the duties of his position. The Employee shall use his or her best efforts on behalf of the Employer. Commencing at the earlier time of sufficient funding or revenues, or August 1, 2003, Employee shall work a minimum of 50 hours per week and be on site or on company business between the hours of 7:30 AM and 5:30 PM Monday through Friday and any other such time as necessary to competently perform the duties of his office.

4. The Employee shall comply with all stated standards of performance, policies, rules, and regulations. A company manual containing a more complete explanation of many of these standards has been given to the Employee. At this time, Employee acknowledges receipt of this Company manual. The Employee shall also comply with such future Employer policies, rules, regulations, performance standards and manuals as may be published or amended from time to time.

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5. Employment under this Agreement shall commence on January 1, 2002 and end on
December 31, 2007, unless terminated prior to such time for cause, except that Employee may terminate this agreement on thirty days written notice.

6. The Employer shall make payment to the Employee a set amount as compensation for services rendered. For the period of time as described in paragraph 3, above, the Employee agrees to accept stock bonus as described in paragraph 2 of the Stock Incentive and Noncompetition Agreement attached and incorporated by reference as compensation.. Upon the commencement of full time hours as provided in paragraph 3, above, the compensation shall increase to One Hundred Twenty Thousand Dollars ($120,000.00) per year, payable twice per month in the amount of Five Thousand ($5,000.00) per pay period. In addition to the above compensation, the Employee will be entitled to the following "fringe benefits": fully paid Health Insurance with all of the benefits in force as of the date of this Agreement and further shall add such additional benefits as may become available during the term of this Agreement; six weeks per year paid vacation, accruable to a maximum of twelve weeks; all major Holidays as paid days off or added day for day to paid vacation time, at employees election; Seven Hundred Fifty Dollars ($750.00) per month automobile allowance payable by separate check on the First day of each month commencing August 1, 2002; Stock Incentives as provided in paragraph 3 of the Stock Incentive and Noncompetition Agreement attached; An annual bonus plan based upon Company performance as recited in paragraph 7 following, however to qualify for said annual bonus in full, Employee must be employed for the entire the fiscal year and be an employee on the last day of the fiscal year, otherwise, provided Employee is an employee at least six months of the fiscal year, the bonus shall be pro-rated by the number of months Employee was employed. During the first year of this agreement it is contemplated that employer will not have sufficient revenues to pay employee the cash compensation, including car allowance, and as compensation therefore, employee agrees to accept one share of common stock for each unpaid dollar of cash compensation and car allowance unpaid during the first year of this agreement.

7. Employer shall provide an annual incentive bonus in the form of stock options or warrants for 200,000 shares redeemable at $0.10 per share in the manner provided for in paragraph 3 of the Stock Incentive and Noncompetition Agreement attached.

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8. Employee shall be entitled to contract buy-out terms should Employer terminate Employee for other than, malfeasance, fraud, or criminal conduct amounting to a crime of moral turpitude. In the event of termination for other than the aforementioned limited causes, Employee shall be entitled to the full value of the salary terms of this Agreement and any bonuses then due and bonuses that may be due at the close of the fiscal year of which the termination takes effect. In addition, Employee shall retain all stock and stock options and warrants granted under the terms of the Stock Incentive and Noncompetition Agreement attached to this Agreement as Exhibit "A", and incorporated by reference as if fully recited herein.

9. The Employer shall pay for the benefit of Employee all travel and other expenses related to Employer business activities and shall provide Employee with or access to a Company American Express Card or other designated Company Credit Card which shall be utilized exclusively by the Employee for said expenses unless the card is not accepted by the vendor. In such instances where the Company credit card is not accepted or circumstances required Employee to pay cash for and /or charge Employer related expenses to Employee's own credit card, Employer shall reimburse Employee all such expenses for which Employee has a receipt or acceptable proof of the expense and files a claim for reimbursement thereof.

10. This contract of employment may terminate upon the occurrence of any of the following events: (a) the death of the Employee; (b) the failure of the Employee to perform his duties satisfactorily after notice or warning thereof; (c) for just cause based upon nonperformance of duties by Employee; (d) economic reasons of the Employer which may arise during the term of this Agreement and which may be beyond the control of the Employer and such termination shall trigger the buy-out clause.

11. The Employee shall not, at any time, directly or indirectly, engage in, or become involved in any business competitive or similar to that of the Employer as provided for in paragraph 3 (a) - (c), inclusive, of the Stock Incentive and Noncompetition Agreement attached as Exhibit "A" and incorporated by reference as if fully recited herein, except that employee may compete utilizing the PresentaPro software as provided in the Stock Incentive and Noncompetition Agreement.

12. This Agreement may not be assigned without prior notice by either party. Such assignment is subject to the mutual consent and approval of any such assignment.

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13. This Agreement constitutes the complete understanding between the parties, unless amended by a subsequent written instrument signed by the employer and employee. Any dispute under this contract shall be required to be resolved by binding arbitration of the parties hereto. Each party shall select one arbitrator and both arbitrators shall select a third. The arbitration shall be governed by the rules of the American Arbitration Association then in force and effect. In the event of such arbitration, the prevailing party shall be entitled to all such reasonable attorneys' fees and costs as incurred.

14. This Agreement shall be interpreted under the laws of the State of California and should any dispute arise under the terms of this Agreement, such disputes shall venue in the County of Sutter, State of California.

15. Should any provision of this Agreement be deemed to violate the Constitution of the United States, the State of California, violate any federal or state (California) laws or regulations, or be declared invalid or unenforceable by a Court of competent jurisdiction, the remaining provisions shall remain valid and enforceable and the contract shall be construed as those remaining provisions provide.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal this ___________day of _____________, the year__________.


   eTotalSource, Inc.


by
  ---------------------------------------------
         Terry Eilers, Chairman of the Board



  ---------------------------------------------
         Michael J. Sullinger, Employee



Attest:
       ---------------------------------------
         Virgil Baker, Secretary

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                  STOCK INCENTIVE AND NONCOMPETITION AGREEMENT


State of California}

County of Sutter   }

This agreement is made and entered into this First day of August, 2002, by and between eTotalSource, Inc, a California corporation, designated herein as the Company, and Michael J. Sullinger designated herein as Employee. Both parties state and acknowledge as follows:

A. The Company is principally engaged in software development and multi-media publishing; and

B. The Company desires to provide incentive for Employee to enter into an employment contract with Company at a time when the Company's ability to pay cash compensation is uncertain and Employee desires to provide services to the Company.

Now, therefore, in consideration of the premises and the covenants set forth herein, it is agreed between the parties as follows:

1. Performance: Employee, during the continuance of his employment by the Company, shall use his best efforts in the selection and supervision of personnel, the conception, organization, execution and coordination of operating, merchandising and expansion programs, and the application thereto of progressive techniques, controls, systems and procedures, as required to improve sales, reduce expenses and otherwise increase profitability and protect and enhance the image of the Company in relation to its personnel and the public. Employee, in the fulfillment of such responsibilities and the performance of such duties, shall be accountable to and be subject to the direction and control of the Company's Board of Directors. Employee shall devote as much of his time and attention and energies and services as is reasonably needed for the fulfillment of such responsibilities and performance of such duties, serve on such committees to which the Company may appoint him from time to time, exert his best efforts to improve the business and condition of the Company, and not be or become employed or engaged in any endeavor or business or business activity during continuance of his employment.

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2. Stock Bonus: Company shall provide Employee with Warrants redeemable for up to One Hundred Twenty Nine Thousand shares of the Company's outstanding Common Stock at a redemption price of $0.10 per share and shall be redeemed on or before December 31, 2007 and may be redeemed in a share by share fashion, however the redemption period shall terminate on December 31, 2007, unless extended by the Company. The number of shares for which the warrants shall issue shall be determined by the amount of cash compensation if the form of salary and automobile allowance earned but unpaid on the basis of one share for each dollar unpaid. All warrants for stock distributed under this Agreement shall be adjusted to preserve the value of the bonus in the event of a stock dividend, stock split or reverse stock split, recapitalization, merger, consolidation, reorganization, cash or property dividend, exchange of shares, repurchase of shares or any other change in corporate structure of or by Company that in any such event materially affects the outstanding shares of stock. All stock redeemed under this Agreement shall be subject to that Shareholders Agreement, a copy of which is attached hereto as Exhibit "B".

3. Stock Option: Company shall provide employee with an option to purchase Two Hundred Fifty Thousand (250,000), shares of Common Stock, for an aggregate purchase price of One Hundred Twenty Five Thousand Dollars ($125,000.00). All stock purchased under this Option shall be adjusted to preserve the value of the bonus in the event of a stock dividend, stock split or reverse stock split, recapitalization, merger, consolidation, reorganization, cash or property dividend, exchange of shares, repurchase of shares or any other change in the corporate structure of or by the Company that in any such event materially affects the outstanding shares of stock. All stock purchased under this Option shall be subject to the Shareholders Agreement attached hereto and included herein as Exhibit "B". Said purchase price shall be payable at the closing of purchase in cash, by certified check, or non-interest bearing Note payable in not longer than 90 days made payable to the Company. Such option may be exercised by giving the Company written notice of Employees Exercise of such option prior to December 31, 2007. If such option is not exercised by December 31 2007, such option shall terminate and be of no further force and effect. The closing of such purchase and sale shall be held at 1510 Poole Blvd. Yuba City, California or such other address as the Company might at the time of exercising of the option be situated and shall be held within thirty (30) days after Employee gives notice of his intention to exercise the option.

4. As additional compensation, Employer grants Employee a license to utilize PresentaPro software in a for profit business for which Employer (Company) will receive a 10% of gross revenues license fee. This license shall be filly transferable by sale, gift, bequest or devise.

5. Noncompetition: As partial consideration for the issuance of shares to Employee described in Section 2. above, Employee will not for a period of two
(2) years from the effective date of this Agreement, or for a period of one (1) year after Employee's employment with Company has been terminated by either party, whichever period is longer, either directly or indirectly:

(a) Own, have a proprietary interest of any kind in, or in any way enter into or attempt to enter into the software development or multi-media publishing business as it relates to corporate formation or structuring, except as such business may be in affiliation with Employer:

(b) Induce or attempt to persuade any former, current or future employee, agent, manager, consultant, director, or other participant in Company's business to terminate such employment or other relationship in order to enter into any relationship with the Employee, any business organization in which the employee is a participant in any capacity whatsoever, or any other business organization in competition with Company's business; or

(c) Use contracts, proprietary information, trade secrets~ confidential information, customer lists, mailing lists~ goodwill, or other intangible property used or useful in connection with the Company's business.

(d) This clause not effective in such instances where Employee, after termination of employment, utilized the PresentaPro software for profit under the license reservation above.

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IN WITNESS WHEREOF, the parties have executed this Agreement under seal this
___________day of _____________, the year__________.


eTotalSource, Inc.

by
  ---------------------------------------------
Terry Eilers, Chairman of the Board



-----------------------------------------------
Michael J. Sullinger, Employee



Attest:
       ----------------------------------------
Virgil Baker, Secretary